Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-116398) on Form S-8 of CBRE Group, Inc. of our report dated June 20, 2024, with respect to the financial statements and the supplemental Schedule H, Line 4i Schedule of Assets (Held at End of Year) as of December 31, 2023 of the CBRE 401(k) Plan.
/s/ KPMG LLP
Austin, Texas
June 20, 2024